EXHIBIT 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Bion Environmental Technologies, Inc.
New York, New York


We hereby consent to the incorporation by reference in the previously filed open Registration Statements on Form S-8 (Nos. 333-06407, 333-58159, 333-93353, 333-38704, 333-72330 and 333-85642) of Bion Environmental Technologies,
Inc. and Subsidiaries of our report dated August 23, 2002, except with respect to Note 6 which is as of January 16, 2003, relating to the consolidated financial statements of Bion Environmental Technologies, Inc. and Subsidiaries appearing in the Company's Annual Report on Form 10-KSB/A for the year ended June 30, 2002.



/s/ BDO Seidman, LLP
New York, New York
January 16, 2003